Exhibit 10.29

Third Amendment to

Employee Stock Purchase Plan

The following provision is added as Section 7.7 of the Stericycle, Inc. Employee Stock Purchase Plan, effective as of February 28, 2012:

7.7 Other Countries

The Committee may adopt, amend and terminate one or more sub-plans to the Plan to permit employees in a country other than the United States to participate in the Plan on the terms described in the applicable sub-plan, in compliance with that country’s securities, tax and other laws.